UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Ruane, James C.
   5010 Market Street
   San Diego, CA  92101
   USA
2. Issuer Name and Ticker or Trading Symbol
   Pease Oil and Gas Company
   WPOG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   September 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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$0.10 Par Value Common Stoc|N/A   |N/A | |N/A               |N/A|N/A        |248                |I     |By Trust                   |
k                          |      |    | |                  |   |           |                   |      |                           |
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$0.10 Par Value Common Stoc|N/A   |N/A | |N/A               |N/A|N/A        |208                |I     |By Trust                   |
k                          |      |    | |                  |   |           |                   |      |                           |
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$0.10 Par Value Common Stoc|N/A   |N/A | |N/A               |N/A|N/A        |18,753             |D     |                           |
k                          |      |    | |                  |   |           |                   |      |                           |
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$0.19 Par Value Common Stoc|09/24/|J*  | |8,300*            |A  |N/A*       |27,053             |D     |                           |
k                          |99    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option To Purchase Com|$29.70  |N/A  |N/A | |N/A N/A    |A,D|07/27|01/26|common stock|750    |       |            |D  |            |
mon Stock             |        |     |    | |           |   |/97  |/02  |            |       |       |            |   |            |
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Option To Purchase Com|$18.10  |N/A  |N/A | |N/A N/A    |A,D|02/10|08/09|common stock|1,733  |       |            |D  |            |
mon Stock             |        |     |    | |           |   |/97  |/01  |            |       |       |            |   |            |
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Option To Purchase Com|$10.00  |N/A  |N/A | |N/A N/A    |A,D|09/09|03/08|common stock|100    |       |            |D  |            |
mon Stock             |        |     |    | |           |   |/96  |/01  |            |       |       |            |   |            |
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Option To Purchase Com|$8.30   |N/A  |N/A | |N/A N/A    |A,D|11/16|05/15|common stock|900    |       |            |D  |            |
mon Stock             |        |     |    | |           |   |/95  |/00  |            |       |       |            |   |            |
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Warrant To Purchase Co|$60.00  |N/A  |N/A | |N/A N/A    |A,D|Immed|08/13|common stock|1,225  |       |            |D  |            |
mmon Stock            |        |     |    | |           |   |     |/99  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
* Represents issuance of $0.10 par value Common Stock to the Board of Directors in lieu of cash for their services rendered from 1/1/97 through
8/13/99.
SIGNATURE OF REPORTING PERSON
/s/ Patrick J. Duncan, Atty-In-Fact for James C. Ruane
DATE
  November 9, 1999